EXHIBIT 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of November 3, 2003 by and among Stage Stores, Inc., a Nevada corporation (the "Parent"), Specialty Retailers (TX) LP, a Texas limited partnership and a wholly owned subsidiary of the Parent (the "Purchaser"), Stage Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Purchaser (the "Merger Sub"), and PHC Retail Holding Company, a Delaware corporation (the "Company").

WITNESSETH:

WHEREAS, the Parent, Purchaser, Merger Sub and Company have previously executed an Agreement and Plan of Merger dated as of October 7, 2003 (the "Merger Agreement"), pursuant to which the Merger Sub will be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Parent, Purchaser, Merger Sub and Company desire to amend and modify certain terms and conditions of the Merger Agreement as described in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants described in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parent, Purchaser, Merger Sub and Company hereby agree as follows:

1. Section 5.5(n) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(n) Merger Completion Bonuses. Peebles shall pay merger completion bonuses in an aggregate amount of no more than $6,000,000 (the "Merger Completion Bonuses") (subject to applicable withholding requirements) on the Closing Date to certain designated employees of the Company and its Subsidiaries. The employees to whom such bonus payments will be made and the amount of each employee's bonus payment are listed in Schedule 5.5(n)."

2. All of the terms, conditions, covenants, representations, warranties and agreements contained in the Merger Agreement, except as to the extent amended by this Amendment, and all other documents, instruments and agreements made and delivered in connection therewith, shall remain in full force and effect and continue to be binding upon the parties hereto and thereto according to their respective terms.

IN WITNESS WHEREOF, the Parent, Purchaser, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT STAGE STORES, INC.

By: /s/ James Scarborough

By: James Scarborough, President and CEO

PURCHASER SPECIALTY RETAILERS (TX) LP

By: SRI General Partner LLC

By: /s/ Michael E. McCreery

By: Michael E. McCreery, Manager

MERGER SUB STAGE ACQUISITION CORPORATION

By: /s/ Michael E. McCreery

Michael E. McCreery,

Executive Vice President

COMPANY PHC RETAIL HOLDING COMPANY

By: /s/ Michael F. Moorman

Name:  Michael F. Moorman

Title:   Chairman, C.E.O.